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                                                                  Exhibit (m)(2)

                                 ING FUNDS TRUST
                                     CLASS B
                                     CLASS C
                              AMENDED AND RESTATED
                         DISTRIBUTION PLAN AND AGREEMENT


         This Plan and Agreement (the "Plan") constitutes the distribution Plan for the Class B and C shares, as applicable, of the portfolio series listed in Schedule A attached (each a "Fund" and collectively the "Funds") of ING Funds Trust, a Delaware business trust (the "Trust"), adopted pursuant to the provisions of Rule l2b-1 under the Investment Company Act of 1940 (the "Act") and the related agreement between the Trust and ING Pilgrim Securities, Inc. (the "Distributor"). During the effective term of this Plan, the Fund may incur expenses primarily intended to result in the sale of its Class B and C shares upon the terms and conditions hereinafter set forth:

         SECTION 1. In respect of Class C shares of the Fund, the Fund shall pay to the Distributor a monthly fee at the annual rate of 0.75% of the average net asset value of the Class C shares of the Fund, as determined at the close of each business day during the month (the "Monthly Limitation"), to compensate the Distributor for services provided and expenses incurred by it in connection with the offering of the Fund's Class C shares, which may include, without limitation, (i) the payment by the Distributor to securities dealers (which may include the Distributor itself) and other financial institutions and organizations of commissions on the sale of Class C shares as set forth in the then current Prospectus or Statement of Additional Information of the Fund; (ii) paying compensation to and expenses of personnel of the Distributor who support distribution of Class C shares; (iii) paying of or reimbursing the Distributor for interest and other borrowing costs on its unreimbursed Carry Forward Expenses (as hereinafter defined) at the rate paid by the Distributor; and (iv) other direct distribution costs of the type approved by the Board, including, without limitation, the costs of sales literature, advertising and prospectuses, (other than those furnished to current shareholders) and state "blue sky" registration expenses. Such fees shall be payable for each month within 15 days after the close of such month. The Distributor's costs of providing the above mentioned services are hereinafter collectively referred to as "Distribution Costs". Carry Forward Expenses are Distribution Costs that are not paid in the fiscal month in which they arise because they exceed the Monthly Limitation. A majority of the Qualified Trustees, may, from time to time, reduce the amount of such payments, or may suspend the operation of the Plan for such period or periods of time as they may determine.

         SECTION 2. In respect of Class B shares of the Fund, the Fund shall pay to the Distributor, as compensation for acting as principal distributor in respect of the Class B Shares of the Fund, its "Allocable Portion" (as hereinafter defined) of a fee (the "Distribution Fee"), which shall accrue daily at the rate of 0.75% per annum of the Fund's average daily net assets attributable to Class B Shares of the Fund and be payable monthly or at such other intervals as the Trustees shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc. ("NASD").
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         The Underwriting Agreement between the Fund and the Distributor relating to the Class B Shares shall provide that:

         (I) the Distributor will be deemed to have performed all services required to be performed in order to be entitled to receive its Allocable Portion (as defined below) of the Distribution Fee payable in respect of the Class B Shares upon the settlement date of each sale of a "Commission Share" (as defined in the Allocation Schedule attached to the Underwriting Agreement) taken into account in determining such Distributor's Allocable Portion of such Distribution Fee;

         (II) notwithstanding anything to the contrary in this Plan or the Underwriting Agreement, the Fund's obligation to pay such Distributor its Allocable Portion of the Distribution Fee payable shall not be terminated or modified (including, without limitation, by change in the rules applicable to the conversion of Class B Shares into shares of another class) for any reason (including a termination of the Underwriting Agreement between such Distributor and the Fund) except:

                  (a) to the extent required by a change in the Investment Company Act of 1940 (the "Act"), the rules and regulations under the Act, the Conduct Rules of the NASD or other applicable law, in each case enacted or promulgated after ________ ___, 2000,

                  (b) on a basis which does not alter the Distributor's Allocable Portion of the Distribution Fee computed with reference to Commission Shares the Date of Original Issuance (as defined in the Allocation Schedule attached to the Underwriting Agreement) of which occurs on or prior to the adoption of such termination or modification and with respect to Free Shares (as defined in the Allocation Schedule) which would be attributed to such Distributor under the Allocation Schedule with reference such Commission Shares,

                  (c) in connection with a "Complete Termination" (as hereinafter defined) of the Plan; or

                  (d) on a basis, determined by the Board of Trustees of the Trust, including a majority of those who are not "interested persons" of the Fund (as such term is defined in the Act), acting in good faith, so long as from and after the effective date of such modification or termination, neither the Fund or any Affected Fund (as hereinafter defined) nor ING Pilgrim Securities, Inc. or any successor sponsor of the Affected Fund or any affiliate of any of the foregoing, pay, directly or indirectly, a fee, trailer fee, or expense reimbursement

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                           to any person for the provision of shareholder
                           services to the holders of Class B Shares;

                  (III) the Fund will not take any action to waive or change any CDSC in respect of the Class B Shares the Date of Original Issuance (as defined in the Allocation Schedule attached to the Underwriting Agreement) of which occurs, on or prior to the taking of such action except as provided in the Fund's prospectus or statement of additional information on the date such Commission Share was issued, without the consent of such Distributor and its Transferees;

                  (IV) notwithstanding anything to the contrary in this Distribution Plan or the Underwriting Agreement, neither the termination of such Distributor's role as principal distributor of the Class B Shares, nor the termination of such Underwriting Agreement nor the termination of this Plan will terminate such Distributor's right to its Allocable Portion of the CDSCs; and

                  (V) notwithstanding anything to the contrary in the Distribution Plan or the Underwriting Agreement, such Distributor may assign, sell or pledge (collectively, "Transfer") its rights to its Allocable Portion of the Distribution Fees and CDSCs and, upon receipt of notice of such Transfer, each Fund shall pay to the assignee, purchaser or pledgee (collectively with their subsequent transferees, "Transferees"), as third party beneficiaries of such Underwriting Agreement, such portion of such Distributor's Allocable Portion of the Distribution Fees or CDSCs in respect of the Class B Shares so sold or pledged, and except as provided in (II) above and notwithstanding anything of the contrary set forth in this Plan or in the Underwriting Agreement, the Fund's obligation to pay such Distributor's Allocable Portion of the Distribution Fees and CDSCs payable in respect of the Class B Shares shall be absolute and unconditional and shall not be subject to dispute, offset, counterclaim or any defense whatsoever, at law or equity, including, without limitation, any of the foregoing based on the insolvency or bankruptcy of such Distributor.

                  For purposes of this Plan, the term "Allocable Portion" of Distribution Fees or CDSCs payable in respect of the Class B Shares as applied to any Distributor shall mean the portion of such Distribution Fees or CDSCs payable in respect of such Class B Shares allocated to such Distributor in accordance with the Allocation Schedule (attached to the Underwriting Agreement as it relates to the Class B Shares). For purposes of this Plan and each Distribution Agreement, the term "Complete Termination" of the Plan means a termination of this Plan and every other distribution plan of the Fund for Class B shares, each successor company or fund, and each company or fund acquiring a substantial portion of the assets of the Fund (collectively, the "Affected Fund") involving the

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         complete cessation of the payment of Distribution Fees in respect of all current Class B shares of the Affected Fund and each future class of shares of the Affected Fund which has substantially similar characteristics to the shares of the current Class B shares of the Fund, including the manner of payment and amount of sales charge, contingent deferred sales charge or other similar charges borne directly or indirectly by the holders of such shares (all such classes of shares "Class B Shares").

         SECTION 3. This Plan shall not take effect until it, together with any related agreements: (a) it has been approved by a vote of a majority of the outstanding Class B and Class C of the Fund; (b) it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Act or the rules and regulations thereunder) of both (i) the Trustees of the Trust, and
(ii) the Qualified Trustees of the Trust, cast in person at a meeting called for the purpose of voting on this Plan or such agreement; and (c) the Fund has received the proceeds of the initial public offering of its Class B and Class C.

         SECTION 4. This Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in
Section 2(b).

         SECTION 5. The Distributor shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         SECTION 6. This Plan may be terminated at any time by vote of a majority of the Qualified Trustees or by vote of the majority of the outstanding Class B or Class C shares of the Fund. In the event of such termination, the Board and its Qualified Trustees shall determine whether the Distributor is entitled to payment from the Fund of all Carry Forward Expenses and related costs properly incurred in respect of Shares sold prior to the effective date of such termination, and whether the Fund shall continue to make payment to the Distributor in the amount the Distributor is entitled to retain under Section 1 hereof, until such time as the Distributor has been reimbursed for all such amounts by the Fund and by retaining CDSC payments.

         SECTION 7. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide: (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding Class B or Class C shares of the Fund, on not more than 60 days' written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

         SECTION 8. This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 1 hereof without the approval of a majority of the outstanding Class B or Class C shares of the Fund and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 2(b).


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         SECTION 9. As used in this Plan, (a) the term "Qualified Trustees"
shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the term "majority of the outstanding Class B or Class C shares of the Fund" means the affirmative vote, at a duly called and held meeting of shareholders of the Fund, (i) of the holders of 67% or more of the Class B or Class C shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, it the holders of more than 50% of the outstanding Class B or Class C shares of the Fund entitled to vote at such meeting are present in person or by proxy or (ii) of the holders of more than 50% of the outstanding shares of the Class of shares of the Fund entitled to vote at such meeting, whichever is less, and (c) the terms "assignment" and "interested person" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         SECTION 10. So long as the Plan is in effect, the selection and nomination of the Trust's Qualified Trustees shall be committed to the discretion of such Qualified Trustees. This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust, on behalf of the Funds, and the Distributor as evidenced by their execution hereof.


         SECTION 11. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 7 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.


Executed as of November ___, 2000

ING FUNDS TRUST                                 ING PILGRIM SECURITIES, INC.

By:________________________________             By:___________________________



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                                   SCHEDULE A

Name of Fund

ING Money Market Fund
ING Intermediate Bond Fund
ING High Yield Bond Fund
ING International Bond Fund
ING National Tax-Exempt Bond Fund
ING Large Cap Growth Fund
ING Growth & Income Fund
ING Mid Cap Growth Fund
ING Small Cap Growth Fund
ING Global Brand Names Fund
ING International Equity Fund
ING Emerging Markets Equity Fund
ING European Equity Fund
ING Tax Efficient Equity Fund
ING Focus Fund
ING Global Information Technology Fund
ING Global Real Estate Fund
ING Internet Fund
ING National Tax-Exempt Money Market Fund
ING Global Communications Fund
ING Internet Fund II


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